Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS THIRD QUARTER 2025 RESULTS
Strong land sales lead record results across all segments, supporting upward revision to full-year guidance; $1.4 billion in condominium pre-sales reinforce Company’s long-term cash-flow outlook

THE WOODLANDS, Texas, November 10, 2025 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company,” “HHH,” “Howard Hughes,” or “we”) today announced operating results for the third quarter ended September 30, 2025. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Third Quarter 2025 Highlights:

–Net income from continuing operations per diluted share of $2.02 compared to $1.95 in the prior-year period
–Adjusted Operating Cash Flow of $199 million or $3.37 per diluted share
–Full-year 2025 Adjusted Operating Cash Flow guidance raised to $440 million at the midpoint or $7.86 per diluted share—an increase of $30 million or $0.54 per share
–Contracted $1.4 billion of future condo sales revenue, primarily through the pre-sale of 208 condominium units at Melia and ‘Ilima—the 12th and 13th condominium developments at Ward Village®
–Generated Master Planned Community (MPC) EBT of $205 million, driven by the sale of 349 residential acres at an average price of $786,000 per acre; full-year 2025 EBT guidance raised $20 million to $450 million at the midpoint
–Total Operating Assets Net Operating Income (NOI) increased 5% year-over-year to $68 million, led by robust office and multifamily results

“Our third-quarter performance underscores the strength of our real estate platform as Howard Hughes continues its transition into a premier holdings company,” commented David R. O’Reilly, Chief Executive Officer of Howard Hughes. “Record results across every business segment have reinforced our outlook, supported an upward revision to full-year guidance, and established a strong foundation for substantial future cash flows as condominium presales convert to closings. MPC EBT reached an all-time high of $205 million, led by robust demand across our communities and near record Summerlin pricing of $1.7 million per acre, driving full year increases to both MPC and Adjusted Operating Cash Flow guidance. Importantly, this increased free cash flow generated across our portfolio is being reinvested into new developments that expand and enhance our communities and increase our net asset value—such as the Melia and ‘Ilima condominium towers in Ward Village and 1 Riva Row along The Woodlands Waterway—creating additional sources of long-term value and future cash generation. With $1.5 billion in cash and a strong balance sheet, Howard Hughes is well positioned for continued growth and meaningful increases in net asset value over time.”

Financial Highlights

Total Company
–Net income from continuing operations was $119.4 million, or $2.02 per diluted share in the quarter, compared to net income from continuing operations of $96.5 million, or $1.95 per diluted share, in the prior-year period.
–The year-over-year increase was primarily related to higher MPC land sales and the absence of a GAAP loss relating to the sale of MUD receivables recorded in the prior-year period, partially offset by the settlement of the construction defect dispute at Waiea® in Ward Village in the prior-year period.

–The Company maintained a strong liquidity position with $1.5 billion in cash and cash equivalents, representing a significant increase year-over-year due to the $900 million investment from Pershing Square in the prior quarter, and $1.3 billion of undrawn lender commitments available to be drawn for property development, and limited near-term debt maturities.
–Contracted $1.4 billion of future condo sales revenue as a result of condominium tower pre-sales in Hawai‘i and Texas.

MPC
–During the quarter, 349 residential acres were sold compared to 191 acres in the prior year, driving MPC EBT to a record $205.0 million—a 42% increase from $144.8 million in the prior-year period—substantially fueled by four Summerlin® superpad sales totaling 318 acres.
–Completed a bulk sale of 231 acres in Summerlin at $434,000 per acre; priced for unfinished-lot delivery, the transaction shortened development timelines and accelerated cash collection, yielding a 75% profit margin.
–Absent the bulk sale, the remaining 88 acres delivered in Summerlin were sold at a near record price per acre of $1.7 million, including one custom lot sold for $5.5 million.
–New homes sold across our communities totaled 429 units, reflecting a 13% year-over-year decline. Despite the dip in volume, homebuilder demand for our land remains resilient, underscoring confidence in the long-term positioning of our MPC’s.

Operating Assets
–Total Operating Assets NOI, including the contribution from unconsolidated ventures, was $67.9 million in the quarter, representing a $3.1 million or 5% improvement compared to $64.8 million in the prior year.
–Office NOI of $34.0 million increased 7% year-over-year primarily due to strong leasing activity and abatement expirations at various properties in The Woodlands, Merriweather District, and Summerlin—most notably at 9950 Woodloch Forest, 6100 Merriweather, 1700 Pavilion and Three Hughes Landing. During the quarter, we executed new or expanded office leases totaling 55,000 square feet. At quarter end, our stabilized office portfolio was 89% leased.
–Multifamily NOI of $16.2 million increased 2% year-over-year. The increase was primarily due to continued strong lease-up at Tanager Echo in Summerlin and Wingspan in Bridgeland®. At quarter end, the stabilized multifamily portfolio was 96% leased.
–Retail NOI of $13.7 million increased 9% year-over-year primarily due to continued lease up at various properties across our portfolio. Occupancy remains strong with stabilized retail portfolio 93% leased.

Strategic Developments
–Contracted to sell 216 condominium units in Hawai‘i representing $1.4 billion in future revenue, including 208 units at Melia and ‘Ilima, which are now 57% pre-sold at quarter end. The Launiu continued to perform well, reaching 68% pre-sold at quarter end with 8 units contracted.
–Pre-sold four additional units at The Ritz-Carlton Residences, The Woodlands, representing approximately $30 million in future revenue, bringing the development project to 74% pre-sold at quarter end. The units remaining are being selectively held off the market in an effort to capture incremental value when the project nears completion.
–Total pre-sales at our other condominium projects under construction were unchanged in the third quarter, with Ulana 100% pre-sold, The Park Ward Village® 97% pre-sold, and Kalae® 93% pre-sold. Subsequent to the quarter, we completed construction at Ulana and began executing closings in November 2025.
–Broke ground on Memorial Hermann Medical Office Building, a 51,000-square-foot, build-to-suit facility in Bridgeland. The project marks the first phase of approximately one million square feet of planned medical facilities within the master planned community and will expand access to high-quality healthcare for Bridgeland’s growing population.
–Subsequent to quarter end, construction of 1 Riva Row was completed—a 268-unit luxury high rise multifamily development in The Woodlands. The asset is expected to generate $9.9 million of incremental NOI upon stabilization.

Financing Activity
–Extended the 3831 Technology Forest mortgage to an initial maturity in July 2028. The loan extension will bear interest at SOFR + 3.0% compared to the previous rate of 4.5%.

–Extended the Wingspan construction loan to an initial maturity in July 2026. The loan extension will bear interest at 5.933% compared to the previous rate of SOFR + 2.75%.
–Extended the 6100 Merriweather mortgage to an initial maturity in October 2030. The loan extension will bear interest at 7.371% compared to the previous rate of 7.670%.
–Subsequent to the quarter, the Tanager Echo construction loan was extended to an initial maturity in December 2031, with proceeds from refinancing of $10.6 million. The loan extension will bear interest at 5.23% compared to the previous rate of SOFR + 2.94%.

Full Year 2025 Guidance

–Adjusted Operating Cash Flow — We are increasing our guidance by $30 million at the mid-point, representing an increase of $90 million, compared to our original guidance. It is now projected to range between $415 million and $465 million in 2025 with a mid-point of approximately $440 million or $7.86 per share. The increase is driven by higher MPC EBT and lower net interest expense from interest earned on unrestricted cash investments.
–MPC EBT — We are increasing our guidance by $20 million at the mid-point, representing an increase of $75 million when compared to our original guidance. It is now projected to be up 27% to 31% year-over-year with a mid-point of approximately $450 million.
–Total Operating Assets NOI — We are reaffirming our guidance and expect NOI to be up 2% to 6% year-over-year with a mid-point of approximately $267 million.
–Condo sales revenues — We are reaffirming our guidance for a breakeven gross margin with a revised estimate of expected condo sales totaling $360 million in the fourth quarter at Ulana, a workforce housing tower.
–Cash G&A — We are reaffirming our guidance range of $76 million to $86 million in 2025, with a mid-point of $81 million, excluding approximately $13 million of anticipated non-cash stock compensation, $10 million of severance expense related to the second quarter reduction in force, and $4 million of Pershing Square’s variable advisory fee incurred year to date. This guidance includes approximately $10 million of Pershing Square’s base advisory fee, which is expected to be substantially offset by savings resulting from the aforementioned reduction in force and other completed cost reduction initiatives.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its third quarter 2025 earnings conference call on Monday, November 10, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. For listeners who wish to participate in the question-and-answer session via telephone, please preregister using HHH’s earnings call registration webpage. All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website immediately after the call for a period of one year.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended September 30,				Nine Months Ended September 30,
$ in thousands	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Operating Assets NOI (1)
Office	$34,030	$31,782	$2,248	7%	$102,092	$95,601	$6,491	7%
Retail	13,698	12,530	1,168	9%	40,902	41,136	(234)	(1)%
Multifamily	16,221	15,887	334	2%	48,856	43,827	5,029	11%
Other	1,621	2,164	(543)	(25)%	4,594	4,694	(100)	(2)%
Dispositions (a)	—	485	(485)	(100)%	—	1,286	(1,286)	(100)%
Operating Assets NOI	65,570	62,848	2,722	4%	196,444	186,544	9,900	5%
Company's share of NOI from unconsolidated ventures	2,295	1,954	341	17%	11,847	9,264	2,583	28%
Total Operating Assets NOI	$67,865	$64,802	$3,063	5%	$208,291	$195,808	$12,483	6%

Projected stabilized NOI Operating Assets ($ in millions)					$360.0	$353.6	$6.4	2%

MPC
Acres Sold - Residential	349	191	158	83%	530	386	144	37%
Acres Sold - Commercial	—	—	—	NM	—	4	(4)	(100)%
Price Per Acre - Residential	$786	$1,033	$(247)	(24)%	$931	$1,003	$(72)	(7)%
Price Per Acre - Commercial	$—	$—	$—	NM	$—	$801	$(801)	(100)%
MPC EBT	$205,005	$144,752	$60,253	42%	$370,681	$292,244	$78,437	27%

Strategic Developments
Condominium rights and unit sales	$142	$3	$139	NM	$677	$26	$651	NM
(a)Properties that were transferred to our Strategic Developments segment for redevelopment and properties that were sold are shown separately for all periods presented.

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.®

Howard Hughes Holdings Inc. (HHH) is a holding company focused on growing long-term shareholder value. Through its real estate platform, Howard Hughes Communities, HHH owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Teravalis™ in the Greater Phoenix, Arizona area; Ward Village® in Honolulu, Hawaiʻi; and Merriweather District in Columbia, Maryland. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Forward-looking statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) our ability to realize the anticipated benefits of the transactions with Pershing Square and our new strategy; (ii) our ability to identify and consummate transactions as part of our new strategy of becoming a diversified holding company; (iii) risks inherent in acquiring or making investments in operating companies, especially companies in industries unrelated to our existing real estate business; (iv) our ability to realize the anticipated benefits of the spinoff of Seaport Entertainment Group Inc. that we completed in 2024; (v) macroeconomic conditions such as volatility in capital markets, unstable economic and political conditions within the U.S. and foreign jurisdictions, geopolitical conflicts, and changes in trade policies and a prolonged recession in the national economy, including any adverse business or economic conditions in the homebuilding, condominium-development, retail, and office sectors; (vi) changes in trade policies, including tariffs or duties on construction or homebuilding materials, potential retaliatory actions by other countries, and related impacts on market conditions and business activity, (vii) our inability to obtain operating and development capital for our properties, including our inability to obtain or refinance debt capital from lenders and the capital markets; (viii) interest rate volatility and inflation; (ix) the availability of debt and equity capital; (x) our ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (xi) general inflation, including core and wage inflation; commodity and energy price and currency volatility; as well as monetary, fiscal and policy interventions in anticipation of our reaction to such events, including increases in interest rates; (xii) mismatch of supply and demand, including interruptions of supply lines; (xiii) extreme weather conditions or climate change, including natural disasters, that may cause property damage or interrupt business; (xiv) the impact of water and electricity shortages; (xv) contamination of our property by hazardous or toxic substances; (xvi) terrorist activity, acts of violence, or breaches of our or our vendors’ data security; (xvii) losses that are not insured or exceed the applicable insurance limits; (xviii) our ability to lease new or redeveloped space; (xix) our ability to obtain the necessary governmental permits for the development of our properties and necessary regulatory approvals pursuant to an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, which often require discretionary action by local governments; (xx) increased construction costs exceeding our original estimates, delays or overruns, claims for construction defects, or other factors affecting our ability to develop, redevelop or construct our properties; (xxi) terrorist activity, acts of violence, or breaches of our or our vendors’ data security; (xxii) regulation of the portion of our business that is dedicated to the formation and sale of condominiums, including regulatory filings to state agencies, additional entitlement processes, and requirements to transfer control to a condominium association’s board of directors in certain situations, as well as potential defaults by purchasers on their obligations to purchase condominiums; (xxiii) fluctuations in regional and local economies, the impact of changes in interest rates on residential housing and condominium markets, local real estate conditions, tenant rental rates, and competition from competing retail properties and the internet; (xxiv) inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; (xxv) our ability to attract and retain key personnel; (xxvi) our ability to collect rent and attract tenants; (xxvii) our indebtedness, including our $750,000,000 5.375% Senior Notes due 2028, $650,000,000 4.125% Senior Notes due 2029 and $650,000,000 4.375% Senior Notes due 2031, contain restrictions that may limit our ability to operate our business; (xxviii) our directors’ involvement or interests in other businesses, including real estate activities and investments; (xxix) our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners; (xxx) our dependence on the operations and funds of our subsidiaries, including The Howard Hughes Corporation; (xxxi) catastrophic events or geopolitical conditions, such as international armed conflicts, or the occurrence of epidemics or pandemics; and (xxxii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Contacts

Media Relations:
Cristina Carlson
Howard Hughes
cristina.carlson@howardhughes.com
646-822-6910

Francis McGill
Pershing Square
McGill@persq.com
212-909-2455

Investor Relations:
investorrelations@howardhughes.com
281-929-7700

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
thousands except per share amounts	2025	2024	2025	2024
REVENUES
Condominium rights and unit sales	$142	$3	$677	$26
Master Planned Communities land sales	248,467	198,239	445,150	385,444
Rental revenue	111,377	108,613	330,882	315,461
Other land, rental, and property revenues	14,237	10,700	34,297	31,105
Builder price participation	16,012	9,592	39,437	35,063
Total revenues	390,235	327,147	850,443	767,099

EXPENSES
Condominium rights and unit cost of sales	59	11,833	1,112	15,694
Master Planned Communities cost of sales	78,280	72,582	148,672	143,254
Operating costs	45,940	50,841	147,247	149,412
Rental property real estate taxes	15,630	14,484	46,294	43,799
Provision for (recovery of) doubtful accounts	(345)	190	41	327
General and administrative	28,281	24,862	85,269	68,930
Depreciation and amortization	46,381	44,088	135,845	134,833
Other	3,332	3,582	12,402	11,268
Total expenses	217,558	222,462	576,882	567,517

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	14,449	3,165	29,834	7,959
Other income (loss), net	2,445	90,489	1,963	91,870
Total other	16,894	93,654	31,797	99,829

Operating income (loss)	189,571	198,339	305,358	299,411

Interest income	15,287	5,341	31,736	19,270
Interest expense	(43,856)	(43,802)	(128,644)	(122,597)
Gain (loss) on extinguishment of debt	(173)	—	(480)	(198)
Gain (loss) on sale of MUD receivables	—	(51,525)	(48,197)	(51,525)
Equity in earnings (losses) from unconsolidated ventures	(2,529)	(1,630)	(3,096)	(4,230)
Income (loss) from continuing operations before income taxes	158,300	106,723	156,677	140,131
Income tax expense (benefit)	38,898	10,195	38,513	17,236
Net income (loss) from continuing operations	119,402	96,528	118,164	122,895
Net income (loss) from discontinued operations, net of taxes	—	(24,031)	—	(81,807)
Net income (loss)	119,402	72,497	118,164	41,088
Net (income) loss attributable to noncontrolling interests	106	273	(267)	297
Net income (loss) attributable to common stockholders	$119,508	$72,770	$117,897	$41,385

Basic income (loss) per share — continuing operations	$2.03	$1.95	$2.16	$2.48
Diluted income (loss) per share — continuing operations	$2.02	$1.95	$2.15	$2.48

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	September 30, 2025	December 31, 2024
ASSETS
Master Planned Communities assets	$2,570,383	$2,511,662
Buildings and equipment	3,902,350	3,841,872
Less: accumulated depreciation	(1,052,355)	(949,533)
Land	304,147	302,446
Developments	1,858,555	1,341,029
Net investment in real estate	7,583,080	7,047,476
Investments in unconsolidated ventures	165,117	169,566
Cash and cash equivalents	1,456,934	596,083
Restricted cash	516,870	402,420
Accounts receivable, net	125,018	105,185
Municipal Utility District (MUD) receivables, net	429,377	463,799
Deferred expenses, net	161,921	139,350
Operating lease right-of-use assets	5,382	5,806
Other assets, net	252,420	281,551
Total assets	$10,696,119	$9,211,236

LIABILITIES
Mortgages, notes, and loans payable, net	$5,287,369	$5,127,469
Operating lease obligations	5,253	5,456
Deferred tax liabilities, net	170,530	142,100
Accounts payable and other liabilities	1,398,367	1,094,437
Total liabilities	6,861,519	6,369,462

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 65,908,654 issued, and 59,387,488 outstanding as of September 30, 2025, 56,610,009 shares issued, and 50,116,150 outstanding as of December 31, 2024	659	566
Additional paid-in capital	4,455,012	3,576,274
Retained earnings (accumulated deficit)	(68,096)	(185,993)
Accumulated other comprehensive income (loss)	(1,416)	1,968
Treasury stock, at cost, 6,521,166 shares as of September 30, 2025, and 6,493,859 shares as of December 31, 2024	(618,568)	(616,589)
Total stockholders' equity	3,767,591	2,776,226
Noncontrolling interests	67,009	65,548
Total equity	3,834,600	2,841,774
Total liabilities and equity	$10,696,119	$9,211,236

Segment Earnings Before Taxes (EBT)

The Company has three business segments, Operating Assets, MPC, and Strategic Developments. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments.

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2025	2024	$ Change	2025	2024	$ Change
Operating Assets Segment EBT
Total revenues	$117,182	$114,019	$3,163	$347,630	$331,779	$15,851
Total operating expenses	(51,713)	(48,987)	(2,726)	(149,997)	(142,751)	(7,246)
Segment operating income (loss)	65,469	65,032	437	197,633	189,028	8,605
Depreciation and amortization	(43,411)	(42,252)	(1,159)	(128,839)	(125,903)	(2,936)
Interest income (expense), net	(34,006)	(36,661)	2,655	(102,397)	(103,768)	1,371
Other income (loss), net	363	(54)	417	801	896	(95)
Equity in earnings (losses) from unconsolidated ventures	135	(2,109)	2,244	4,453	4,044	409
Gain (loss) on sale or disposal of real estate and other assets, net	4,385	3,165	1,220	14,363	7,959	6,404
Gain (loss) on extinguishment of debt	(173)	—	(173)	(480)	(198)	(282)
Operating Assets segment EBT	$(7,238)	$(12,879)	$5,641	$(14,466)	$(27,942)	$13,476

Master Planned Communities Segment EBT
Total revenues	$271,575	$212,607	$58,968	$499,730	$433,663	$66,067
Total operating expenses	(83,172)	(84,532)	1,360	(179,071)	(180,464)	1,393
Segment operating income (loss)	188,403	128,075	60,328	320,659	253,199	67,460
Depreciation and amortization	(110)	(109)	(1)	(309)	(327)	18
Interest income (expense), net	19,414	16,425	2,989	54,307	47,839	6,468
Other income (loss), net	19	—	19	54	—	54
Equity in earnings (losses) from unconsolidated ventures	(2,721)	361	(3,082)	(7,780)	(8,467)	687
Gain (loss) on sale or disposal of real estate and other assets, net	—	—	—	3,750	—	3,750
Gain (loss) on sale of MUD receivables	—	—	—	—	—	—
Gain (loss) on extinguishment of debt	—	—	—	—	—	—
MPC segment EBT	$205,005	$144,752	$60,253	$370,681	$292,244	$78,437

Strategic Developments Segment EBT
Total revenues	$1,460	$505	$955	$3,028	$1,607	$1,421
Total operating expenses	(4,627)	(16,411)	11,784	(14,179)	(29,271)	15,092
Segment operating income (loss)	(3,167)	(15,906)	12,739	(11,151)	(27,664)	16,513
Depreciation and amortization	(1,988)	(960)	(1,028)	(4,222)	(6,257)	2,035
Interest income (expense), net	4,311	4,353	(42)	13,590	12,971	619
Other income (loss), net	2,066	90,089	(88,023)	936	90,075	(89,139)
Equity in earnings (losses) from unconsolidated ventures	57	118	(61)	231	193	38
Gain (loss) on sale or disposal of real estate and other assets, net	10,064	—	10,064	11,721	—	11,721
Provision for impairment	—	—	—	—	—	—
Gain (loss) on sale of MUD receivables	—	—	—	—	—	—
Strategic Developments segment EBT	$11,343	$77,694	$(66,351)	$11,105	$69,318	$(58,213)

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G promulgated by the Securities and Exchange Commission. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI throughout this document. Total Operating Assets NOI represents NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets segment because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets is presented in the table below:

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2025	2024	$ Change	2025	2024	$ Change
Operating Assets Segment
Total revenues	$117,182	$114,019	$3,163	$347,630	$331,779	$15,851
Total operating expenses	(51,713)	(48,987)	(2,726)	(149,997)	(142,751)	(7,246)
Segment operating income (loss)	65,469	65,032	437	197,633	189,028	8,605
Depreciation and amortization	(43,411)	(42,252)	(1,159)	(128,839)	(125,903)	(2,936)
Interest income (expense), net	(34,006)	(36,661)	2,655	(102,397)	(103,768)	1,371
Other income (loss), net	363	(54)	417	801	896	(95)
Equity in earnings (losses) from unconsolidated ventures	135	(2,109)	2,244	4,453	4,044	409
Gain (loss) on sale or disposal of real estate and other assets, net	4,385	3,165	1,220	14,363	7,959	6,404
Gain (loss) on extinguishment of debt	(173)	—	(173)	(480)	(198)	(282)
Operating Assets segment EBT	(7,238)	(12,879)	5,641	(14,466)	(27,942)	13,476
Add back:
Depreciation and amortization	43,411	42,252	1,159	128,839	125,903	2,936
Interest (income) expense, net	34,006	36,661	(2,655)	102,397	103,768	(1,371)
Equity in (earnings) losses from unconsolidated ventures	(135)	2,109	(2,244)	(4,453)	(4,044)	(409)
(Gain) loss on sale or disposal of real estate and other assets, net	(4,385)	(3,165)	(1,220)	(14,363)	(7,959)	(6,404)
(Gain) loss on extinguishment of debt	173	—	173	480	198	282
Impact of straight-line rent	(196)	(2,182)	1,986	(1,729)	(3,005)	1,276
Other	(66)	52	(118)	(261)	(375)	114
Operating Assets NOI	65,570	62,848	2,722	196,444	186,544	9,900

Company's share of NOI from equity investments	2,295	1,954	341	6,242	6,022	220
Distributions from Summerlin Hospital investment	—	—	—	5,605	3,242	2,363
Company's share of NOI from unconsolidated ventures	2,295	1,954	341	11,847	9,264	2,583
Total Operating Assets NOI	$67,865	$64,802	$3,063	$208,291	$195,808	$12,483

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended September 30,			Nine Months Ended September 30,
thousands	2025	2024	$ Change	2025	2024	$ Change
Same Store Office
Houston, TX	$22,018	$21,283	$735	$66,874	$63,453	$3,421
Columbia, MD	6,685	5,376	1,309	19,071	17,734	1,337
Las Vegas, NV	5,370	4,913	457	16,572	14,241	2,331
Total Same Store Office	34,073	31,572	2,501	102,517	95,428	7,089

Same Store Retail
Houston, TX	2,797	2,356	441	8,402	7,867	535
Columbia, MD	1,311	1,008	303	3,726	3,165	561
Las Vegas, NV	5,748	6,008	(260)	17,351	17,351	—
Honolulu, HI	3,507	3,434	73	10,716	12,708	(1,992)
Total Same Store Retail	13,363	12,806	557	40,195	41,091	(896)

Same Store Multifamily
Houston, TX	10,183	10,017	166	30,073	28,495	1,578
Columbia, MD	3,389	3,590	(201)	10,534	9,422	1,112
Las Vegas, NV	2,650	2,280	370	8,250	5,910	2,340
Company's share of NOI from unconsolidated ventures	1,832	1,804	28	5,370	5,644	(274)
Total Same Store Multifamily	18,054	17,691	363	54,227	49,471	4,756

Same Store Other
Houston, TX	1,069	1,289	(220)	3,133	3,306	(173)
Columbia, MD	(5)	17	(22)	(62)	444	(506)
Las Vegas, NV	299	369	(70)	931	811	120
Honolulu, HI	85	27	58	57	121	(64)
Company's share of NOI from unconsolidated ventures	463	150	313	6,477	3,620	2,857
Total Same Store Other	1,911	1,852	59	10,536	8,302	2,234
Total Same Store NOI	67,401	63,921	3,480	207,475	194,292	13,183

Non-Same Store NOI	464	881	(417)	816	1,516	(700)
Total Operating Assets NOI	$67,865	$64,802	$3,063	$208,291	$195,808	$12,483

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
thousands
General and administrative (G&A)	$28,281	$85,269	$91,752
Less: Non-cash stock compensation	(2,585)	(11,503)	(9,104)
Cash G&A	$25,696	$73,766	$82,648

Adjusted Condo Gross Profit

Adjusted condo gross profit is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of gross profit related to condominium sales closed in each period. This measure excludes costs in Condominium rights and unit cost of sales related to the remediation of construction defects at Waiea tower and costs related to a settlement agreement reached for the reimbursement of Waiea remediation costs.

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
thousands
Condominium rights and unit sales	$142	$677	$778,616
Condominium rights and unit cost of sales	(59)	(1,112)	(582,574)
Less: Waiea settlement and remediation cost	—	—	15,091
Adjusted condo gross profit	$83	$(435)	$211,133

Adjusted Operating Cash Flow Performance Measure

We define Adjusted Operating Cash Flow as the sum of the following non-GAAP performance measures: MPC EBT, Operating Asset NOI, condo gross profit, and cash G&A expense—all of which we have been using to measure our performance and providing guidance on for several years—as well as net interest expense (adjusted for interest income already included in MPC EBT). We believe Adjusted Operating Cash Flow provides investors a straightforward measure to model the Company’s overall financial performance against guidance. Also, by focusing on the core business metrics of each segment, Adjusted Operating Cash Flow offers a straightforward reflection of our operational and cash generation capabilities while highlighting the key drivers of future growth.

thousands	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Total Operating Assets NOI	$67,865	$208,291	$257,007
MPC EBT	205,005	370,681	349,134
Adjusted condo gross profit	83	(435)	211,133
Interest income (expense), net	(28,569)	(96,908)	(139,577)
Less MPC Interest (income) expense, net (a)	(19,414)	(54,307)	(60,473)
Cash G&A	(25,696)	(73,766)	(82,648)
Adjusted Operating Cash Flow Performance Measure	$199,274	$353,556	$534,576
(a)Represents interest income for the MPC segment, which is included in MPC EBT.

A reconciliation of Net income (loss) from continuing operations attributable to common stockholders to Adjusted Operating Cash Flow is presented in the table below:

	Three Months Ended September 30, 2025		Nine Months Ended September 30, 2025		Year Ended December 31, 2024
thousands except per share amounts		(per diluted share)		(per diluted share)		(per diluted share)
Net income (loss) from continuing operations attributable to common stockholders	$119,508	$2.02	$117,897	$2.15	$285,926	$5.73

Adjustments to reconcile to Adjusted Operating Cash Flow Performance Measure:

Corporate Adjustments
Net (income) loss attributable to noncontrolling interests	(106)		267		(711)
Income tax expense (benefit)	38,898		38,513		80,184
Non-cash stock compensation expense	2,585		11,503		9,104
(Gain) loss on sale of MUD receivables	—		48,197		48,651
Other Corporate Items	4,241		14,769		17,236
Total	45,618	0.77	113,249	2.06	154,464	3.09

Operating Assets Adjustments
Depreciation and amortization	43,411		128,839		169,040
Equity in (earnings) losses from unconsolidated ventures	(135)		(4,453)		(5,819)
(Gain) loss on sale or disposal of real estate and other assets, net	(4,385)		(14,363)		(22,907)
(Gain) loss on extinguishment of debt	173		480		465
Impact of straight-line rent	(196)		(1,729)		(4,770)
Other	(66)		(261)		(306)
Company's share of NOI from unconsolidated ventures	2,295		11,847		11,552
Total	41,097	0.70	120,360	2.19	147,255	2.95

Strategic Developments Adjustments
Rental revenue	—		(33)		(459)
Other land, rental, and property revenues	(1,318)		(2,318)		(4,321)
Operating costs	3,944		11,280		17,670
Rental property real estate taxes	624		1,787		2,480
Depreciation and amortization	1,988		4,222		7,255
Other (income) loss, net	(2,066)		(936)		(90,534)
Equity in (earnings) losses from unconsolidated ventures	(57)		(231)		(251)
(Gain) loss on sale or disposal of real estate and other assets, net	(10,064)		(11,721)		—
Waiea settlement and remediation costs	—		—		15,091
Total	(6,949)	(0.12)	2,050	0.03	(53,069)	(1.06)

Adjusted Operating Cash Flow Performance Measure	$199,274	$3.37	$353,556	$6.43	$534,576	$10.71